As filed with the Securities and Exchange Commission on March 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATENTO S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Da Vinci Building 4 rue Lou Hemmer L-1748 Luxembourg Findel Grand Duchy of Luxembourg +352 26 78 60 1	N/A
(Address of Principal Executive Offices)	(Zip Code)

Atento S.A. 2014 Omnibus Incentive Plan

(Full title of the plans)

Corporation Service Company

1180 Avenue of the Americas

Suite 210

New York, New York 10036

(212) 299-5600

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Christopher A. Kitchen

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, no nominal value (3)	7,300,000	$11.89	$86,797,000	$10,086
Total	7,300,000		$86,797,000	$10,086

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares which become issuable because of any stock dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, as amended, based on the average of the high and low sales prices of the registrant’s ordinary shares on the New York Stock Exchange on March 27, 2015.
(3)	Represents Ordinary Shares that are currently authorized for issuance under the 2014 Omnibus Incentive Plan (the “2014 Plan”) being registered herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Atento S.A. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed on October 3, 2014 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of the Company’s Registration Statement on Form F-1, as amended (Registration No. 333-195611);

(b) The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-36671) filed with the Commission on September 30, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions; and

(c) The Company’s current reports on Form 6-K (File No. 001-36671) filed with the Commission on November 19, 2014, November 21, 2014, December 11, 2014 and December 17, 2014.

All reports and other documents subsequently filed or furnished by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F and reports on Form 6-K, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing, as applicable, of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

The Company’s articles of association provide that directors and officers, past and present, are entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof.

No indemnification will be provided against any liability to the Company or its shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

The Company has also entered into separate indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the articles of association. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers to the fullest extent permitted by Luxembourg law for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at the Company’s request, subject to certain limitations. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The Company has also agreed to indemnify certain officers of the Company for adverse tax consequences they may suffer pursuant to their employment agreements.

The indemnification rights set forth above shall not be exclusive of any other right which any of the Company’s former or current directors and officers may have or hereafter acquire under any statute, provision of the articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Grand Duchy of Luxembourg, on March 30, 2015.

ATENTO S.A.

By:	/s/ Reyes Cerezo
Name:	Reyes Cerezo
Title:	Legal and Regulatory Compliance Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Atento S.A. whose signature appears below constitutes and appoints Alejandro Reynal, Mauricio Montilha and Reyes Cerezo and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below:

Name	Title	Date

/s/ Alejandro Reynal
Alejandro Reynal	Chief Executive Officer and Director	March 30, 2015

/s/ Mauricio Montilha
Mauricio Montilha	Chief Financial Officer and principal accounting officer	March 30, 2015

/s/ Francisco Tosta Valim Filho
Francisco Tosta Valim Filho	Director	March 30, 2015

/s/ Melissa Bethell
Melissa Bethell	Director	March 30, 2015

/s/ Aurelien Vasseur
Aurelien Vasseur	Director	March 30, 2015

/s/ Thomas Iannotti
Thomas Iannotti	Director	March 30, 2015

/s/ Luis Javier Castro
Luis Javier Castro	Director	March 30, 2015

/s/ Stuart Gent
Stuart Gent	Director	March 30, 2015

/s/ Devin O’Reilly
Devin O’Reilly	Director	March 30, 2015

/s/ Devin O’Reilly
Devin O’Reilly	Authorized Representative in the United States of America	March 30, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of Atento S.A.

4.2	2014 Omnibus Incentive Plan

5.1	Opinion of Arendt & Medernach

23.1	Consent of Ernst & Young, S.L.

23.2	Consent of Arendt & Medernach (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)